Exhibit 99.1

Boise Inc.

Investor Relations

1111 West Jefferson PO Box 990050 Boise, ID 83799-0050

T 208 384 7456 F 208 395 7400

News Release

Media Contact	Investor Relations Contact
Virginia Aulin	Jason Bowman
Office 208 384 7837	Office 208 384 7456

For Immediate Release:  May 5, 2008

Boise Inc. Announces Financial Results for First Quarter 2008

BOISE, Idaho – Boise Inc. (NYSE: BZ) today reported financial results for first quarter 2008, its first reporting period since completing the acquisition of the packaging and paper assets of Boise Cascade, L.L.C. (the “Predecessor”) on February 22, 2008.

EBITDA(1)

EBITDA was $26.3 million for first quarter 2008.  This result was negatively impacted by the estimated $20.5 million cost of the planned outage and shoe press installation at the mill in DeRidder, Louisiana, and by the transaction-related inventory revaluation of $6.5 million.  These results compare with EBITDA for the Predecessor of $53.6 million in first quarter 2007 and $70.5 million in fourth quarter 2007.

Sales

Combined sales of the Predecessor and Boise Inc. were $587.9 million for first quarter 2008, an increase of $9.2 million or 2% compared with sales of $578.7 million for first quarter 2007.  Paper segment sales increased 8% in first quarter 2008 compared to first quarter 2007, driven both by higher prices and higher volumes.  Increased sales in the Paper segment were partially offset by an 11% decline in Packaging segment sales in first quarter 2008 as compared to the first quarter of the prior year.  This reduction was primarily driven by lower sales volumes resulting from the planned outage at the DeRidder mill.  As previously announced, this planned shutdown, which was associated with a project that increased production capacity of linerboard by 50,000 tons while reducing fuel use, resulted in 19 lost days of linerboard production and 12 lost days of newsprint production.  The reduction in sales volumes was offset in part by higher linerboard and corrugated prices.

(1) For reconciliation of net income (loss) to EBITDA, see “Summary Notes” in the financial section.

Price Increases and Input Costs

The pricing environment for uncoated freesheet has been strong.  Effective mid-February 2008, we implemented a $60-per-ton price increase for cut-size copy paper and a $60-per-ton price increase for most printing and converting grades, which is still being phased in.  Most of our cut-size office paper is sold to OfficeMax under a contract in which changes in price for this product lag behind the general market by approximately 60 days.  Newsprint pricing has also significantly improved in the first quarter 2008.

Financial results for the quarter were negatively impacted by increased per-unit fiber, energy, and chemical costs.  However, these cost increases had somewhat less impact on financial results for the quarter due to the planned outage at the DeRidder mill, which reduced the volume of fiber and energy used.  Total fiber costs for the Predecessor and Boise Inc. combined were $127.3 million compared to $127.1 million for first quarter 2007.  Energy costs were $82.8 million, unchanged from the same quarter a year ago.  The cost of chemicals, net of by-product sales, increased by $5.8 million in first quarter 2008 compared to the prior year’s first quarter.

Net Income (Loss) and Income (Loss) from Operations

The presentation of net income (loss) is affected by the completion of the acquisition during first quarter 2008.  The financial results of the Predecessor are for the period January 1 through February 21, 2008, the day prior to the closing of the transaction.  The financial results of the acquired assets for the remainder of the quarter are included in Boise Inc. first quarter results.  Results for the Predecessor periods do not include interest expense and do not include depreciation for the assets held for sale during fourth quarter 2007 and the period January 1 through February 21, 2008.  Boise Inc. results reflect interest expenses associated with the company’s debt, depreciation, and purchase price adjustments associated with the acquisition.

Boise Inc. had a net loss of $16.4 million ($0.26 per basic and diluted share) for first quarter, and the Predecessor had net income of $22.8 million for the period January 1 through February 21, 2008.

Predecessor net income for first quarter 2007 was $22.0 million.  Boise Inc. had a loss from operations of $9.3 million in the first quarter, while Predecessor income from operations was $23.1 million for the period January 1 through February 21, 2008.  Predecessor income from operations was $22.8 million for first quarter 2007.  As noted previously, Boise Inc.’s operating results for first quarter 2008 were negatively affected by an estimated $20.5 million due to the planned outage at the DeRidder mill.  This impact was primarily attributable to lost contribution as the result of downtime and higher maintenance costs.  The quarterly operating results were also negatively impacted by the previously mentioned purchase price adjustments.

FINANCIAL HIGHLIGHTS

($ in millions)

	Combined	Boise Inc.		Predecessor
	1Q 2008	1Q 2008	4Q 2007	1Q 2008(a)	1Q 2007	4Q 2007
Sales	$587.9	$228.0	$—	$359.9	$578.7	$587.6
Income (loss) from operations		$(9.3)	$(0.2)	$23.1	$22.8	$70.4
Net income (loss)		$(16.4)	$2.4	$22.8	$22.0	$70.8
EBITDA (b)	$26.3	$2.6	$(0.2)	$23.7	$53.6	$70.5
Net income (loss) per share basic and diluted		$(0.26)	$0.05	$—	$—	$—

Interest expense		$(11.4)	$—	$—	$—	$—
Inventory revaluation expense (c)	$(6.5)	$(6.5)	$—	$—	$—	$—
Impact of DeRidder outage (d)	$(20.5)	$(20.5)	$—	$—	$—	$—
Depreciation and amortization (e)		$12.7	$—	$0.5	$30.8	$0.1

(a) For the period January 1 - February 21, 2008.

(b) For reconciliation of net income (loss) to EBITDA, see “Segment Information” in the financial section.

(c) Impact of inventory purchase accounting adjustments to materials, labor, and other operating expenses associated with transaction.

(d) Includes $9.1 million in estimated lost contribution from lower production with the balance due primarily to higher costs of maintenance and energy during outage and startup.

(e) Depreciation for certain Predecessor periods was suspended due to assets held for sale.

CEO Comment

“Our first quarter, which included costs associated with the closing of the transaction, held significant successes along with some unexpected challenges,” said Alexander Toeldte, President and Chief Executive Officer of Boise Inc.  “We completed the transition of the business to public ownership and strengthened our competitive position by successfully executing the outage and linerboard capacity expansion at our DeRidder mill.  While we began to experience rapidly escalating input costs during the quarter, we benefitted from higher sales prices for many of our products.  We look forward to getting the full financial benefit of those price increases by the end of the second quarter.  We are confident that the DeRidder expansion and our investment in label and release specialty papers will be key milestones in our strategy to shift capacity to packaging-driven grades.”

About Boise Inc.

Headquartered in Boise, Idaho, Boise Inc. (NYSE: BZ) manufactures packaging products and papers including corrugated containers, containerboard, label and release and flexible packaging papers, imaging papers for the office and home, printing and converting papers, newsprint, and market pulp.  Our entire team of more than 4,600 employees is committed to delivering excellent value while managing our businesses to sustain environmental resources for future generations.  Visit our website at www.BoiseInc.com.

Webcast and Conference Call

Boise Inc. will host a webcast and conference call on Monday, May 5, 2008, at 11:00 a.m. Eastern, at which time we will review the company’s recent performance.  To participate in the conference call, dial 866-841-1001 (international callers should dial 832-445-1689).  The webcast may be accessed through Boise’s Internet site and will be archived for one year following the call.  Go to www.BoiseInc.com and click on the link to the webcast under Webcasts & Presentations on the Investors drop-down menu.

A replay of the conference call will be available in Webcasts & Presentations from May 5 at 12:00 p.m. Eastern through June 5 at 11:59 p.m. Eastern.  Playback numbers are 800-642-1687 for U.S. callers and 706-645-9291 for international callers.  The passcode is 44212564.

Basis of Presentation

On February 22, 2008, we completed the acquisition of Boise Cascade, L.L.C.’s packaging and paper manufacturing businesses (the Acquisition).  The Acquisition was accounted for in accordance with SFAS No. 141, Business Combinations, resulting in a new basis of accounting from those previously reported by the Predecessor.  However, sales and most operating cost items are substantially consistent with those reflected by the Predecessor.  Finished goods inventory was revalued to estimated selling prices less costs of disposal and a reasonable profit on the disposal.  Depreciation changed as a result of adjustments to the fair values of property and equipment due to our preliminary purchase price allocation.  Management believes this combined three months ended March 31, 2008, presentation of Boise Inc. and the Predecessor statement of operations is the most useful comparison between periods.

We present our consolidated financial statements in accordance with generally accepted accounting principles (GAAP).  Our earnings release also supplements the GAAP presentations by reflecting EBITDA.  EBITDA represents income (loss) before interest, income tax provision (benefit), and depreciation, amortization, and depletion.  EBITDA is the primary measure used by our chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments.  We believe EBITDA is useful to investors because it provides a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers and because it is frequently used by investors and other interested parties in the evaluation of companies with substantial financial leverage.  We believe EBITDA is a meaningful measure because it presents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance.  For example, we believe that the inclusion of items such as taxes, interest expense, and interest income distorts management’s ability to assess and view the core operating trends in our segments.  EBITDA, however, is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity.  The use of EBITDA instead of net income (loss) or segment income (loss) has limitations as an analytical tool, including the inability to determine profitability; the exclusion of interest and associated significant cash requirements; and the exclusion of depreciation, amortization, and depletion, which represent significant and unavoidable operating costs, given the level of our indebtedness and the capital expenditures needed to maintain our businesses.  Management compensates for these limitations by relying on our GAAP results.  Our measures of EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

This news release may contain statements that are “forward looking” as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements.  Forward-looking statements involve risks and uncertainties, including but not limited to economic, competitive, and technological factors outside our control that may cause our business, strategy, or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, among others, our ability to realize the anticipated benefits of the DeRidder linerboard expansion and the Wallula Label and Release project; our substantial level of indebtedness; changes in the supply of, demand for, or prices of our products; the activities of competitors; changes in significant operating expenses, including raw material and energy costs; changes in currency exchange rates; changes in the availability of capital; general economic and business conditions in the United States and elsewhere; changes in the regulatory environment, including requirements for enhanced environmental compliance; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission.  The Company does not intend, and undertakes no obligation, to update any forward-looking statements.

Boise Inc.

(Formerly Aldabra 2 Acquisition Corp., a Corporation in the Development Stage)
Consolidated Statements of Income (Loss)

(unaudited, in thousands, except for share data)

	Boise Inc.			Predecessor
	Three	February 1	Three		Three	Three
	Months	(Inception)	Months	January 1	Months	Months
	Ended	through	Ended	through	Ended	Ended
	March 31,	March 31,	December 31,	February 21,	March 31,	December 31,
	2008	2007	2007	2008	2007	2007
Sales
Trade	$226,044	$—	$—	$258,430	$402,912	$420,828
Related parties	1,944	—	—	101,490	175,789	166,722
	227,988	—	—	359,920	578,701	587,550
Costs and expenses
Materials, labor, and other operating expenses	195,429	—	—	313,931	487,954	483,946
Fiber costs from related parties	18,629	—	—	7,662	11,027	8,518
Depreciation, amortization, and depletion	12,747	—	—	477	30,771	113
Selling and distribution expenses	5,943	—	—	9,097	14,322	15,901
General and administrative expenses	4,549	1	181	6,606	9,450	12,214
Other (income) expense, net	(28)	—	—	(989)	2,408	(3,575)
	237,269	1	181	336,784	555,932	517,117

Income (loss) from operations	(9,281)	(1)	(181)	23,136	22,769	70,433

Foreign exchange gain (loss)	(853)	—	—	54	72	(23)
Interest expense	(11,435)	—	(3)	(2)	—	—
Interest income	1,821	—	4,652	161	128	221
	(10,467)	—	4,649	213	200	198

Income (loss) before income taxes	(19,748)	(1)	4,468	23,349	22,969	70,631
Income tax (provision) benefit	3,377	—	(2,035)	(563)	(978)	216
Net income (loss)	$(16,371)	$(1)	$2,433	$22,786	$21,991	$70,847

Weighted average common shares outstanding:
Basic and diluted	62,682,834	10,350,000	51,750,000	—	—	—

Net income (loss) per common share:
Basic and diluted	$(0.26)	$—	$0.05	$—	$—	$—

Segment Information

(unaudited, in thousands)

	Boise Inc.			Predecessor
	Three	February 1	Three		Three	Three
	Months	(Inception)	Months	January 1	Months	Months
	Ended	through	Ended	through	Ended	Ended
	March 31,	March 31,	December 31,	February 21,	March 31,	December 31,
	2008	2007	2007	2008	2007	2007
Segment sales
Paper	$172,203	$—	$—	$253,508	$395,033	$397,949
Packaging	59,885	—	—	113,485	193,972	203,178
Intersegment eliminations and other	(4,100)	—	—	(7,073)	(10,304)	(13,577)
	$227,988	$—	$—	$359,920	$578,701	$587,550
Segment income (loss)
Paper	$11,849	$—	$—	$20,718	$18,095	$51,585
Packaging	(19,761)	—	—	5,685	8,083	25,471
Corporate and Other	(2,222)	(1)	(181)	(3,213)	(3,337)	(6,646)
	(10,134)	(1)	(181)	23,190	22,841	70,410

Interest expense	(11,435)	—	(3)	(2)	—	—
Interest income	1,821	—	4,652	161	128	221
Income (loss) before income taxes	$(19,748)	$(1)	$4,468	$23,349	$22,969	$70,631

EBITDA (a)
Paper	$18,969	$—	$—	$21,066	$34,668	$51,834
Packaging	(14,548)	—	—	5,738	21,495	25,556
Corporate and Other	(1,808)	(1)	(181)	(3,137)	(2,551)	(6,867)
	$2,613	$(1)	$(181)	$23,667	$53,612	$70,523

Boise Inc.

(Formerly Aldabra 2 Acquisition Corp., a Corporation in the Development Stage)

Consolidated Balance Sheets

(unaudited, in thousands)

	Boise Inc.		Predecessor
	March 31, 2008	December 31, 2007	December 31, 2007
ASSETS

Current
Cash and cash equivalents	$24,961	$186	$8
Cash held in trust	—	403,989	—
Receivables
Trade, less allowances of $786, $0, and $1,063	205,574	—	181,799
Related parties	11,038	—	36,452
Other	12,215	—	10,224
Inventories	338,403	—	324,679
Other	14,612	144	6,936
	606,803	404,319	560,098
Property
Property and equipment, net	1,293,258	—	1,192,344
Fiber farms and timber deposits	11,383	—	17,843
	1,304,641	—	1,210,187

Deferred financing costs	81,091	—	—
Goodwill	—	—	42,218
Intangible assets, net	22,839	—	23,967
Other assets	7,209	3,293	9,242
Total assets	$2,022,583	$407,612	$1,845,712

Boise Inc.

(Formerly Aldabra 2 Acquisition Corp., a Corporation in the Development Stage)
Consolidated Balance Sheets (continued)

(unaudited, in thousands, except for share data)

	Boise Inc.		Predecessor
	March 31, 2008	December 31, 2007	December 31, 2007
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Current portion of long-term debt	$11,000	$—	$—
Income taxes payable	172	1,280	306
Accounts payable
Trade	212,495	—	178,686
Related parties	12,954	—	299
Accrued liabilities
Compensation and benefits	39,380	—	53,573
Interest payable	1,132	—	—
Deferred underwriting fee	—	12,420	—
Other	17,594	1,015	16,716
	294,727	14,715	249,580
Debt
Long-term debt, less current portion	1,019,700	—	—
Note payable to related party	58,793	—	—
	1,078,493	—	—
Other
Deferred income taxes	235	—	896
Compensation and benefits	58,971	—	6,030
Other long-term liabilities	28,974	—	29,427
	88,180	—	36,353
Common stock subject to possible conversion
(16,555,860 shares at conversion value at December 31, 2007)	—	159,760	—

Commitments and contingent liabilities

Stockholders’ Equity
Business unit equity	—	—	1,559,779
Preferred stock, $.0001 par value per share:	—	—	—
1,000,000 shares authorized; none issued
Common stock, $.0001 par value per share:	8	5	—
250,000,000 shares authorized:
77,259,947 shares and 51,750,000 shares issued and outstanding (which included 16,555,860 shares subject to possible conversion at December 31, 2007)
Additional paid-in capital	572,054	227,640	—
Income accumulated during development stage	—	5,492	—
Accumulated deficit	(10,879)	—	—
Total stockholders’ equity	561,183	233,137	1,559,779
Total liabilities and stockholders’ equity	$2,022,583	$407,612	$1,845,712

Boise Inc.

(Formerly Aldabra 2 Acquisition Corp. a Corporation in the Development Stage)
Consolidated Statements of Cash Flows

(unaudited, in thousands)

	Boise Inc.		Predecessor
	Three	February 1		Three
	Months	(Inception)	January 1	Months
	Ended	through	through	Ended
	March 31,	March 31,	February 21,	March 31,
	2008	2007	2008	2007
Cash provided by (used for) operations
Net income (loss)	$(16,371)	$(1)	$22,786	$21,991
Items in net income (loss) not using (providing) cash
Depreciation, amortization, and depletion of deferred financing costs and other	13,554	—	477	30,771
Related-party interest expense	986	—	—	—
Pension and other postretirement benefit expense	1,237	—	1,826	3,163
Deferred income taxes	(3,377)	—	11	21
(Gain) loss on sales of assets, net	(3)	—	(943)	1,026
Other	649	—	(91)	349
Decrease (increase) in working capital, net of acquisitions
Receivables	23,485	—	(23,522)	(6,515)
Inventories	(5,158)	—	5,343	(14,429)
Prepaid expense	(7,451)	—	875	1,614
Accounts payable and accrued liabilities	23,654	1	(10,718)	(11,125)
Current and deferred income taxes	1,806	—	335	888
Pension and other postretirement benefit payments	(47)	—	(1,826)	(3,163)
Other	(1,155)	—	2,326	3,197
Cash provided by (used for) operations	31,809	—	(3,121)	27,788

Cash provided by (used for) investment
Acquisitions of businesses and facilities	(1,219,421)	—	—	—
Cash released from trust	403,989	—	—	—
Expenditures for property and equipment	(10,224)	—	(10,168)	(32,966)
Sales of assets	—	—	17,662	3,284
Other	2,410	—	863	242
Cash provided by (used for) investment	(823,246)	—	8,357	(29,440)

Cash provided by (used for) financing
Issuances of long-term debt	1,065,700	—	—	—
Payments of long-term debt	(35,000)	—	—	—
Issuances of short-term debt	—	100	—	—
Payments to stockholders for exercise of conversion rights	(120,170)	—	—	—
Payments of deferred financing fees	(81,898)	—	—	—
Payments of deferred underwriters fees	(12,420)	—	—	—
Proceeds from sale of shares of common stock to initial	—
stockholders	—	25	—	—
Net equity transactions with related parties	—	—	(5,237)	1,652
Other	—	(97)	—	—
Cash provided by (used for) financing	816,212	28	(5,237)	1,652

Increase (decrease) in cash and cash equivalents	24,775	28	(1)	—

Balance at beginning of the period	186	—	8	7

Balance at end of the period	$24,961	$28	$7	$7

Summary Notes to Consolidated Financial Statements and Segment Information

The Consolidated Statements of Income (Loss), Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the company’s 2007 Annual Report on Form 10-K, Current Report on Form 8-K filed with the Securities and Exchange Commission (SEC) on February 28, 2008, and the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2008.  Net income (loss) for all periods presented involved estimates and accruals.

Boise Inc. (formerly Aldabra 2 Acquisition Corp.) or “the Company,” “we,” “us,” or “our” was a blank check company, created on February 1, 2007 (inception) and organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, or other similar business combination with an operating business.  On February 22, 2008, Boise Inc., completed the Acquisition of Boise White Paper, L.L.C., Boise Packaging & Newsprint, L.L.C., Boise Cascade Transportation Holdings Corp. (collectively, the Paper Group), and other assets and liabilities related to the operation of the paper, packaging and newsprint, and transportation businesses of the Paper Group and part of the headquarters operations of Boise Cascade, L.L.C. (Boise Cascade).  The business we acquired is referred to as the “Predecessor.”

The accompanying consolidated statements of income (loss) and cash flows for the three months ended March 31, 2008, include the activities of Aldabra 2 Acquisition Corp. prior to the Acquisition and the operations of the acquired businesses from February 22, 2008, through March 31, 2008.  For the period of January 1 through February 21, 2008, and for the three months ended March 31, 2007, and the three months ended December 31, 2007, the consolidated statements of income and cash flows of the Predecessor are presented for comparative purposes.  The period February 1 (inception) through March 31, 2007, and the three months ended December 31, 2007, represent the activities of Aldabra 2 Acquisition Corp.

Boise Inc. operates its business in three reportable segments: Paper, Packaging, and Corporate and Other (support services) and is headquartered in Boise, Idaho.  Boise Inc. manufactures commodity and premium office papers, a range of packaging products including corrugated containers, containerboard, label and release papers, and flexible packaging papers.  Boise Inc. also manufactures printing and converting papers, newsprint, and market pulp.

(a)   EBITDA represents income (loss) before interest (interest expense and interest income), income taxes, and depreciation, amortization, and depletion.  The following table reconciles net income (loss) to EBITDA for Boise Inc. for the three months ended March 31, 2008, the period of February 1 (inception) through March 31, 2007, and the three months ended December 31, 2007; for the Predecessor for the period of January 1 through February 21, 2008, the three months ended March 31, 2007, and the three months ended December 31, 2007 (in thousands):

	Boise Inc.			Predecessor
	Three	February 1	Three		Three	Three
	Months	(Inception)	Months	January 1	Months	Months
	Ended	through	Ended	through	Ended	Ended
	March 31,	March 31,	December 31,	February 21,	March 31,	December 31,
	2008	2007	2007	2008	2007	2007
Net income (loss)	$(16,371)	$(1)	$2,433	$22,786	$21,991	$70,847
Interest expense	11,435	—	3	2	—	—
Interest income	(1,821)	—	(4,652)	(161)	(128)	(221)
Income tax provision (benefit)	(3,377)	—	2,035	563	978	(216)
Depreciation, amortization, and depletion	12,747	—	—	477	30,771	113
EBITDA	$2,613	$(1)	$(181)	$23,667	$53,612	$70,523

Combined EBITDA for the three months ended March 31, 2008:

Boise Inc.	$2,613
Predecessor	23,667
$26,280